UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: January 21, 2021
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10990 Wilshire Boulevard
Los Angeles, California 90024
(Address of principal executive offices)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange
Rights to Purchase Series A Participating Cumulative Preferred Stock		New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Director Resignation. On January 21, 2021, director Kenneth M. Jastrow, II resigned from the KB Home board of directors, effective immediately, in conjunction with being appointed as a Director Emeritus. Mr. Jastrow’s resignation was not due to any disagreement with KB Home or the board of directors on any matter relating to KB Home’s operations, policies or practices, or otherwise.
(d) Election of Director. On January 21, 2021, the board of directors elected Ms. Jodeen A. Kozlak as a director for a term ending at KB Home’s 2021 Annual Meeting of Stockholders, and appointed her to the board’s management development and compensation committee. Ms. Kozlak will participate in the same compensation program as KB Home’s other independent directors. Ms. Kozlak is the founder of Kozlak Capital Partners, a strategic advisory firm. With Ms. Kozlak’s election, the KB Home board of directors has 12 members, 11 of whom are independent.
A copy of the press release KB Home issued on January 25, 2021 announcing Mr. Jastrow’s appointment as a Director Emeritus and Ms. Kozlak’s election to the board of directors is attached as Exhibit 99.1 to this report.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) Amendment to Amended and Restated By-laws. On January 21, 2021 the board of directors approved an amendment to KB Home’s Amended and Restated By-laws, effective immediately, to add Section 3.14 Directors Emeritus. The By-laws were last changed in 2019. New Section 3.14 states:
The Board may appoint one or more directors to the position of Director Emerita or Director Emeritus (hereafter, “Director Emeritus”). Director Emeritus appointments, if any, shall be at the Board’s sole discretion, and there shall be no more than two Directors Emeritus at any one time unless the Board determines that it is necessary or appropriate to have three or more Director Emeritus for a particular period. Upon such appointment, any such director shall simultaneously resign from the Board and cease being considered a “director” or “officer” under the DGCL [Delaware General Corporation Law], the Corporation’s Certificate of Incorporation and By-Laws, and for any federal or state legal or regulatory purpose. A Director Emeritus shall not be an employee of the Corporation. Further, a Director Emeritus shall have no power or authority to manage the Corporation’s business or affairs. Accordingly, a Director Emeritus shall not have any of the responsibilities or liabilities of a “director” or “officer,” nor any of a “director’s” or “officer’s” rights, powers or privileges. Only directors with a service tenure of at least five years, or having expertise or knowledge the Board deems to be especially important, are eligible to be appointed as a Director Emeritus. Each such appointment shall be for a one-year term, subject to re-appointment by the Board for one or more additional one-year terms (provided that the Board may set a shorter term for any Director Emeritus appointment or re-appointment if it deems it appropriate), or until such Director Emeritus’ earlier death, resignation, retirement, removal (for any reason or no reason by the Board), or reaching the retirement age the Board establishes for directors. Directors Emeritus shall provide such advisory services to the Board and its committees as deemed appropriate, including, without limitation, attending and participating in meetings and executive sessions, but they shall not be entitled to vote or be counted for quorum purposes at any such meetings or executive sessions. Directors Emeritus shall be entitled to receive fees for their service in such form and amount as the Board approves, and shall be reimbursed for expenses incurred in connection with their service as a Director Emeritus. Directors Emeritus shall remain subject to all of the Corporation’s policies applicable to directors, including without limitation, any ethics and confidentiality obligations, and requirements applicable to transactions in the Corporation’s securities. Directors Emeritus shall be entitled throughout their service to the same indemnification and insurance coverage benefits and protections accorded to directors under the DGCL, the Corporation’s Certificate of Incorporation and By-Laws, and to the undiminished continuation of any contractual indemnification, defense, advancement of expenses and like personal liability protection terms they have with the Corporation at the time of their appointment as a Director Emeritus.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release dated January 25, 2021 announcing Kenneth M. Jastrow, II’s appointment as a Director Emeritus and Jodeen A. Kozlak’s election to KB Home’s board of directors.
104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 25, 2021 announcing Kenneth M. Jastrow, II’s appointment as a Director Emeritus and Jodeen A. Kozlak’s election to KB Home’s board of directors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 25, 2021

KB Home

By:	/s/ William (Tony) Richelieu
William (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel